Exhibit 10.2

Amendment Two

to

Consulting Agreement

This Amendment Two, effective March 11, 2010, is made between Poniard Pharmaceuticals, Inc. (hereinafter referred to as “Poniard”), 300 Elliott Avenue West, Suite 500, Seattle, Washington 98119, and Gary A. Lyons (hereinafter referred to as “Consultant”), 1344 Stratford Court, Del Mar, California 92014.

WHEREAS, Poniard and Consultant are parties to a Consulting Agreement effective April 1, 2009, as amended by Amendment One dated July 11, 2009 (the “Consulting Agreement”);

WHEREAS, Poniard has requested further services from Consultant and Consultant has agreed to provide the same; and

WHEREAS, the parties desire to amend the Consulting Agreement upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.  The term of the Consulting Agreement shall be extended to July 11, 2011.

2.  Paragraphs 3 and 4 of the Consulting Agreement shall be amended and replaced in their entirety with the following:

“3.  General Purpose.  The general purpose of this Agreement is to engage Consultant to provide business development consulting services to Poniard, upon Poniard’s request.  To the extent Poniard requests services, Consultant shall be available and provide services to Poniard not less than twenty-five percent (25%) of full-time service, provided, however, it is recognized that over the term of this Agreement Consultant’s services are expected to average approximately twenty-five percent (25%) of full-time service.  Consultant’s services shall be performed in conformance with professional standards for performing services of a similar kind.

4.  Compensation.  For consulting services commencing March 11, 2010, Poniard shall pay Consultant the sum of $10,000 per month (prorated for any partial months) upon receipt of an Invoice for the prior month’s services directed to the attention of Accounts Payable at Poniard, with electronic courtesy copy to Ronald Martell.  Should Poniard request consulting services in excess of 25% of full-time service, as set forth above, Consultant shall be compensated an additional $2,000 per day for such additional days.  The Invoice shall provide a general description of the services rendered for such period, and Poniard shall provide payment within thirty days of receipt of such Invoice.  In addition, Poniard shall reimburse Consultant for actual and necessary out-of-pocket expenses incurred, where such expenses are necessary and related to services rendered under this Agreement; such expenses should be billed in the same Invoice submitted for services.  In the event of early termination as provided for in Paragraph 2 hereof, Consultant shall invoice (and Poniard shall pay) for services and expenses incurred through the date that notice is received.  In addition, Consultant has received 170,000 restricted stock units pursuant to the terms (including vesting) of a Restricted Stock Unit Award Notice and Restricted Stock Unit Award Agreement.”

3.  Except as amended by the terms of this Amendment Two, the Consulting Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment Two as of the date first above written.

Poniard Pharmaceuticals, Inc.		Gary A. Lyons

By:	/s/ Anna Lewak Wight	/s/ Gary A. Lyons
Anna Lewak Wight
Vice President, Legal